EXHIBIT 99.2
CDW Declares Quarterly Cash Dividend of $0.38 Per Share
Reinforces Ongoing Commitment to Delivering Value to Stockholders

LINCOLNSHIRE, Ill., May 6, 2020 (GLOBE NEWSWIRE) -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced that its Board of Directors has declared a quarterly cash dividend of $0.38 per common share to be paid on June 10, 2020 to all stockholders of record as of the close of business on May 25, 2020.  This represents a 28.8 percent increase over last year’s dividend. Future dividends will be subject to Board of Director approval.
“We remain confident in our liquidity position and the cash flow generation capability of CDW’s business.   Our quarterly dividend to shareholders continues to be an important part of our capital priorities, along with managing leverage and being thoughtful about other areas of capital deployment.  As a result of COVID-19, we have taken actions to enhance our liquidity, including recently issuing $600 million of senior unsecured notes and suspending share repurchases,” said Collin B. Kebo, chief financial officer, CDW.
About CDW
CDW Corporation (Nasdaq:CDW) is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada.
A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs over 10,000 coworkers. For the trailing twelve months ended March 31, 2020, CDW generated Net sales over $18 billion. For more information about CDW, please visit www.CDW.com.
Forward-Looking Statements
Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding (i) the impact of COVID-19 on CDW's business, operations and liquidity, and (ii) capital priorities and other strategic plans of CDW.  These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those described in such statements. Although CDW believes that its plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that it will achieve those plans, intentions or expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent filings with the SEC, including in its Prospectus Supplement filed with the SEC on April 17, 2020. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Inquiries                    Media Inquires
Brittany A. Smith                    Sara Granack
Vice President, Investor Relations             Vice President, Corporate Communications
and Financial Planning and Analysis            847-419-7411
847-968-0238                        mediarelations@cdw.com
investorrelations@cdw.com

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